EXCLUSIVE LICENSE AGREEMENT

between

CUTANEA LIFE SCIENCES, INC.

and

HENDERSON-MORLEY PLC

September 27, 2006

EXCLUSIVE LICENSE AGREEMENT

Table of Contents

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (hereinafter referred to as this "Agreement"), effective as September 27, 2006, (the "Effective Date") is entered into by and between **Henderson-Morley PLC**, a corporation duly incorporated under the laws of England having a place of business at Metropolitan House, 2 Salisbury Road, Mosely, Birmingham, B13 8JS ("Licensor") and the **Cutanea Life Sciences, Inc.** a corporation duly organized and existing under the laws of the State of Delaware having a place of business at 5 Great Valley Parkway, Suite 200, Malvern, P.A. 19355 (the "Company").

WHEREAS, Licensor is the sole owner of all right, title and interest in Ionic Contra Viral Therapy (the "Technology") as claimed in the Patent Rights (as defined below) and Know How (as defined below);

WHEREAS, the Company is interested in obtaining an exclusive license under the Patent Rights and Know How, in the Field of Use (as defined below) to make, have made, use, have used, import, have imported, export, have exported, offer for sale, have sold, sell, produce, manufacture, distribute and market products derived from the Technology; and

WHEREAS, Licensor wishes to grant to the Company an exclusive license under the Patent Rights and Know How, in the Field of Use (as defined below) to make, have made, use, have used, import, have imported, export, have exported, offer for sale, have sold, sell, produce, manufacture, distribute and market products derived from the Technology;

NOW, THEREFORE, in consideration of the foregoing Recitals, the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

Article 1 Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 "Affiliate"

shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly controls, is controlled by, or is under common Control with such Entity.

1.1.1 "Control" shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than 50% of the directorships or similar positions with respect to such Entity.

1.1.2 "Entity" shall mean any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.2 "Applicable Law(s)"

means the FDA Act and all other applicable laws, rules, regulations and guidelines within the Territory that apply to the import, export, research and development, manufacture, marketing, distribution or sale of the Licensed Product in the Field of Use in the Territory or the performance of either party's obligations

under this Agreement (including disclosure obligations as required by the United States Securities and Exchange Commission or other comparable exchange or securities commission having authority over a party) to the extent applicable and relevant to such party.

1.3 "Combination Drug" means a Combination Drug Product as defined in 21 CFR §300.50(b), as amended and supplemented, and that includes both digoxin and furosemide.

1.4 "Competent Authority(ies)"

means collectively the entities in each country in the Territory responsible for:

(a) the regulation of medicinal products intended for human use, including the FDA, DEA, Health Canada (Canada), and General Directorate for the Control of Medicinal Products and Technologies Related to Health (Mexico); or

(b) the establishment, maintenance and/or protection of rights related to the Patent Rights including the United States Patent and Trademark Office,

and any other comparable, applicable administrative agency in any other country in the Territory and any successor entities thereto.

1.5 "Competitive Product"

means any AB-rated generic product, or any product approved under the Federal Food, Drug and Cosmetic Act, section 505(b)(2) owned or controlled by the Licensor, its Affiliates or any third party (other than the Company, its Affiliates or any Sublicensee).

1.6 "Compound"

means digoxin and furosemide suitable for use in the development and commercialization of the Technology.

1.7 **"Dermatological"**

Means anything pertaining to the skin, nails, hair, hair follicles or sweat glands, (including the external auditory meatus, but excluding the eye), excluding mucosal tissues (including but not limited to, the nasal, oral, genital, anal, gastro-intestinal or respiratory mucosae).

1.8 "Development"

means the Company's, Affiliate's, or Sublicensee's efforts:

1.8.1 to secure the Marketing Authorizations for Licensed Products; and

1.8.2 to manufacture or have manufactured the Licensed Products.

1.9 "DMF"

means a Drug Master File, which is a submission to the FDA, as provided for in 21 CFR 314.420, that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

1.10 "FDA"

means the United States Food and Drug Administration and any successor entity thereto.

1.11 "Field of Use"

means all Dermatological uses in humans using the Formulations, but excluding use for the treatment of labial herpes or other viral infections of the genital, peri-genital, anal or peri-anal areas (including related dysplasias).

1.12 "Formulations"

means (a) all occlusive devices or products or formulations including but not limited to occlusive dressing, patch, drug in glue matrix, reservoir patch, electroporation patch, and any occluded topical formulation including but not limited to a cream, gel, emulsion, ointment, solution and liquid suspension in combination with an occlusive device or product, (b) intralesional injection for the treatment of plantar warts, and (c) other non-occlusive topical formulations including but not limited to microabrasives, liposomes, powder, solution with a film forming agent (lacquer), microneedle injection, and solid foam, but excluding creams, gels, emulsions, ointment, liquid solution and liquid suspension.

1.13 "Governmental Approval(s)"

means any and all permits, licenses and authorizations held or owned by the Licensor or which Licensor has the rights to use or reference and required by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of the Licensed Product in the Field of Use in the Territory; excluding however import permits.

1.14 "IND(s)"

means an investigational new drug application as defined in *21 C.F.R. Section 312* et seq for the FDA in the United States or equivalent application to the Competent Authorities of other countries in the Territory, to commence clinical testing of a drug in humans, as defined by the FDA in the United States, or other applicable Competent Authority, as the same may be amended, supplemented or replaced from time to time.

1.15 "Improvements"

shall mean any modification of the Technology or a Licensed Product or any inventions (whether patentable or not), information and data, for use in the Field of Use, derived, conceived or reduced to practice at any time after the Effective Date of the Agreement and during the Term, which would be useful or necessary in the manufacture, use or sale of a Licensed Product, or the practice of which would infringe an issued or pending claim within the Patent Rights.

1.16 "Know-how"

shall mean all tangible or intangible information (other than those contained in the Patent Rights) whether patentable or not (but which has not been patented) related to the Technology or to the Licensed Product or to an Improvement, including but not limited to: formulations, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, owned or controlled by Licensor which Licensor has the right to disclose and license to the Company.

1.17 "Licensed Product(s)"

shall mean any product that cannot be manufactured, used or sold, in whole or part, without infringing one or more Valid Claims included within the Patent Rights in the country in which the product is made, used, leased, imported, exported, offered for sale or sold.

1.18 "Marketing Authorization"

means all necessary and appropriate regulatory approvals from a Competent Authority, including NDAs, where applicable, to allow a Licensed Product to be marketed and sold in the Field of Use in a particular country in the Territory.

1.19 "Milestone Payment"

means the payments set out in Articles 6.6.

1.20 "NDA"

means a New Drug Application, and all amendments and supplements thereto, for regulatory approval by the FDA as defined in *21 CFR § 314.50* et seq., as such act or regulations may be amended, supplemented or replaced from time to time, to commence commercial sale of the Licensed Product in the United States and any other comparable term and act as applicable with regard to a new drug application and all amendments, supplements or replacements to such act or regulations in any other country in the Territory.

1.21 "Net Sales"

shall have the meaning set out below:

1.21.1 "Net Sales" shall mean the total gross receipts for sales of Licensed Products by or on behalf of the Company or any of its Affiliates or Sublicensees (as applicable), whether invoiced or not, less only the sum of the following:

(a) usual trade discounts to customers;

(b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c) reasonable amounts allowed or credited on returns;

(d) bad debt deductions actually written off during the accounting period;

(e) outbound transportation prepaid or allowed and transportation insurance

(f) sales commissions; and

(g) packaging and freight charges.

1.21.2 Components of Net Sales shall be determined in accordance with GAAP.

1.21.3 Notwithstanding anything herein to the contrary, (i) the transfer of a Licensed Product to a third party without consideration to the Company in connection with the research, development or testing of a Licensed Product up to and including Phase III clinical trials and (ii) the transfer of reasonable quantities of Licensed Product solely for indigent or similar public support or compassionate use programs shall not be considered a sale of Licensed Product under this Agreement and, accordingly, such sales shall not be used in the calculation of Net Sales.

1.21.4 Notwithstanding anything herein to the contrary, the transfer of any Licensed Product between the Company, its Affiliate and/or its Sublicensee shall not be considered a sale of Licensed Product under this Agreement unless such Affiliate or Sublicensee are the end user of such Licensed Product.

1.22 Non-Royalty Sublicensing Income

means any and all consideration received from a Sublicensee in consideration for grant of a sublicense under the Patent Rights which shall include sublicense issue fees and non-sales related sublicense milestone payments received by the Company directly related to the sublicensing by the Company of rights to commercialize Licensed Products, but shall exclude (a) sublicense maintenance fees; (b) payments received from the sale, issuance or exchange of debt or equity securities of the Company; (c) payments received by the Company that are specifically designated in any agreement with a third party to be dedicated solely to the research and development of the Technology or the establishment of a direct sales force; (d) payments resulting from the sale of one or more Licensed Products, including sales milestones and royalties (as such sales will be subject to payment under 6.2); and (e) payments resulting from the achievement of any of the milestones itemized in Article 6.6.

1.23 "Patent Rights"

means

1.23.1 all U.S. and foreign patents and patent applications set forth in Schedule 1.23;

1.23.2 any and all US or foreign patents, patent applications, or other rights issuing from, or filed subsequent to the date of this Agreement, based on or claiming priority to or from the applications and rights listed on Schedule 1.23, including continuations, continuations in part, divisionals, reexaminations, extensions, and reissues from such applications and rights, and any Improvements or patents resulting from any application or right included in Articles 1.23.1 or 1.23.2;

1.23.3 any other intellectual property rights owned or controlled by the Licensor or that Licensor has the ability to license to the Company relating to the Technology as of the

date of this Agreement any and all US or foreign patents, patent applications, or other rights, including continuations, continuations in part, divisionals, reexaminations, extensions, and reissues from such rights;

1.23.4 any other intellectual property rights owned or controlled by the Licensor at any time during the Term of this Agreement relating to an Improvement or that Licensor has the ability to license or gains the ability to license to the Company relating to an Improvement or that Licensor has the ability to license or gains the ability to license to the Company relating to an Improvement; and any and all US or foreign patents, patent applications, or other rights, including continuations, continuations in part, divisionals, reexaminations, extensions, and reissues from such rights; and

1.23.5 any foreign counterpart to any of Articles 1.23.1-1.23.4.

Schedule 1.23 shall be amended in writing from time to time to reflect the foregoing.

1.24 "Royalty Term"

means, in respect of each country in the Territory, the period commencing on the Effective Date and ending on the earlier to occur of the date (i) of the last to expire Valid Claim contained in the Patent Rights covering a Licensed Product *provided however*, that any Valid Claim that has been pending more than five (5) years shall be deemed expired for the purposes of this definition; and (ii) that a Competitive Product is approved for marketing in such country in the Territory.

1.25 "Sublicense Agreement"

means any agreement between the Company and a Sublicensee relating to this Agreement.

1.26 "Sublicensee"

means a third party that has entered into a license agreement with the Company sublicensing any of the rights granted under Article 2.1.1, or a party that has entered into a license agreement with a Sublicensee further sublicensing any of the rights granted under Article 2.1.1 (as applicable).

1.27 "Technology"

means Ionic Contra Viral Therapy (ICVT) as defined under the Patent Rights.

1.28 "Term"

has the meaning set out in Article 10.1.

1.29 "Territory"

means the United States, Canada, and Mexico.

1.30 "Valid Claim"

means any pending or issued claim included within the Patent Rights that has not been permanently revoked, nor rendered unenforceable or invalid by a decision of a court or other governmental agency of

competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

Article 2 Grant

2.1 Grant of License

Licensor hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, an exclusive license in the Field of Use to practice in the Territory under the Patent Rights and to utilize the Know-how in the Territory to:

2.1.1 make, have made, use, have used, import, have imported, export, have exported, offer for sale, have sold, sell, produce, manufacture, distribute and market the Licensed Products in the Territory to the full end of the Term, unless sooner terminated as hereinafter provided; and

2.1.2 sublicense to third parties, in accordance with Article 2.2 below, the rights granted under Article 2.1.1 of this Article 2.1.

2.2 Sublicenses and Subcontracts

2.2.1 Subject to Articles 2.2.2 and 2.2.3 below, the Company shall have the right to sublicense rights granted in Article 2.1.1 to its Affiliates or to third parties in its sole discretion. Such Sublicensees shall have the right to grant further sublicenses to third parties. In the event the Company grants sublicenses to others to sell Licensed Product it shall notify the Licensor in writing and promptly provide a copy of the Sublicense Agreement to the Licensor. The Company shall be responsible to Licensor for all acts and/or omissions of each Sublicensee which result in the Company's being in breach of its obligations under this Agreement.

2.2.2 The Company shall enter into a written Sublicense Agreement with each Sublicensee and shall ensure that each Sublicense Agreement include obligations of a Sublicensee to report to the Company information and data so that the Company and Licensor may accurately calculate Net Sales and shall be subject to confidentiality, reporting and audit rights obligations that are substantially as restrictive for the Sublicensee as the terms of this Agreement are for the Company,

2.2.3 All sublicenses granted under Article 2.2.1 shall survive termination of this Agreement, *provided however*, Licensor shall not be obligated to incur any obligation or duties to any former Sublicensee of the Company or of an Affiliate not already incurred or delegated to the Company by Licensor. Licensor shall not be obligated to accept any such transfer of a Sublicence Agreement if and to the extent that the Sublicensee is in material breach or default of the Sublicense Agreement, provided, however, such Sublicensee has had at least ninety (90) days to cure such breach following the termination of this Agreement and notice of termination is supplied to Sublicensee by Licensor.

2.2.4 The terms of this Article 2.2 shall apply to each subsequent Sublicensee (including sub-sublicensees), as if same were the Company's original Sublicensee.

2.2.5 Notwithstanding the foregoing, if the Company believes that Licensor has terminated this Agreement for the primary purpose of doing business directly with the Sublicensee, the termination may be disputed under the provisions of Article 9.1.

2.2.6 To the extent that the Company sub-contracts performance of any of its obligations under this Agreement to a third party subcontractor, the Company shall be responsible to Licensor for all acts and/or omissions of any such subcontractor which result in the Company's being in breach of its obligations under this Agreement.

2.2.7 The Company shall use commercially reasonable efforts to procure that each Sublicensee and subcontractor complies fully at all times with the provisions of its Sublicence Agreement or subcontract, as the case may be, to the extent of any such provision which must be complied with in order for the Company to comply with its obligations under this Agreement.

Article 3 Technology Transfer

3.1 Technology Transfer

Unless otherwise prohibited by law, Licensor shall give the Company access to and the rights to use the following Know-how, to enable the Company to undertake the manufacture, development and commercialization of the Licensed Product(s) in the Field of Use under this Agreement. Such access and rights to use shall include:

3.1.1 copies of all regulatory submissions;

3.1.2 any communications with the FDA and the minutes of any meetings with the FDA relating to the Licensed Product;

3.1.3 trial master files relating to the Licensed Product, including copies of all case report forms;

3.1.4 copies of all listings and tables of results from the clinical trials relating to the Licensed Product;

3.1.5 copies of all treatment-related serious adverse event reports from the clinical trials relating to the Licensed Product;

3.1.6 storage of and access permission to any retained samples of materials used in clinical trials relating to the Licensed Product;

3.1.7 access to CROs involved in the clinical trials relating to the Licensed Product;

3.1.8 the data, files and results of any CMC related activities regarding the Licensed Product, and

3.1.9 all other information that the Company may reasonably request regarding the manufacturing of Licensed Products, clinical trials with respect to each Licensed Product, and the commercial sale of Licensed Products.

3.2 Costs of Transfer

3.2.1 The Company shall pay to Licensor Licensor's documented out-of-pocket costs of packing and shipping such information required under Article 3.1.

3.2.2 The Company shall pay all reasonable, documented, actual travel and associated accommodation expenses of Licensor personnel who, at the Company's request, travel to provide transition support under this Article.

3.3 Transfer of Compound Inventory

Licensor shall make available to the Company at Licensor's documented out-of-pocket cost, all or any part of Licensor's inventory of GMP and non-GMP Compound conforming to specifications mutually agreed upon by the parties as Licensor may from time to time hold.

Article 4 Regulatory Compliance

4.1 Ownership and Maintenance of Governmental Approvals

4.1.1 The Company will own all Marketing Authorizations for each country in the Territory for Licensed Products. Without limiting the generality of the foregoing, the Company shall prepare and submit in its own name and at its sole cost and expense NDAs with the FDA in the U.S. and any other equivalent application with the Competent Authorities in other countries in the Territory.

4.1.2 The Company shall secure and maintain in good standing, at its sole cost and expense, any and all Governmental Approvals (including, Marketing Authorizations, licenses, permits and consents, facility licenses and permits required by Applicable Laws or by the applicable Competent Authorities) necessary and/or required for the Company to perform its obligations under this Agreement and use commercially reasonable efforts at its sole cost and expense to secure and maintain any variations and renewals thereof.

4.2 Rights of Reference

4.2.1 Licensor shall grant and hereby grants the Company a free-of-charge right to reference and use and have full access to all Governmental Approvals and all other regulatory documents relating to the Compound and to products incorporating the Technology including any IND, any NDA and any DMF (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing, where such regulatory documents are owned or sufficiently controlled by Licensor or its Sublicensees for Licensed Products in any field of use (for the purposes of this Article, the "Right of Reference"). The Company may license the Right of Reference to Affiliates and to Sublicensees subject to the provisions of Article 2.2.1.

4.3 Access to Manufacturers

4.3.1 Licensor grants to the Company a free of charge right to access any of its suppliers of the Compound and related intellectual property, owned or controlled, now or in the future by Licensor for Licensed Products, including the right to sublicense the right of

reference to Sublicensees of the Company and/or its Affiliates subject to the provisions of Article 2.2.1.

4.4 Compliance

Subject to the other terms and conditions of this Agreement, the parties agree to the following general compliance provisions:

4.4.1 As provided in this Agreement with regard to each party's obligations hereunder, the Company and Licensor shall each comply in all material respects with all Applicable Laws within the Territory, including the provision of information by the Company and Licensor to each other necessary for Licensor and the Company, as the case may be, to comply with any applicable reporting requirements and Governmental Approvals required; and maintaining any and all licenses, permits and consents necessary and/or required for complying with such party's obligations under this Agreement.

4.4.2 Each party shall promptly notify the other party of any written or oral notices received from, or inspections by, the FDA, or other Competent Authority, relating to any Licensed Product in any field of use, the Development and/or the Marketing Authorizations, and shall promptly take any action required by the FDA or any Competent Authority and inform the other party of any responses to such written notices or inspections and the resolution of any issue raised by the FDA or other Competent Authority.

Article 5 Development and Commercialization

5.1 Development and commercialization

The Company shall use commercially reasonable efforts and shall cause its Affiliates or Sublicensees to use commercially reasonable efforts to perform the Development. Without limiting the generality of the foregoing, the Company shall:

5.1.1 use commercially reasonable efforts to secure the Marketing Authorizations for Licensed Products in the U.S.;

5.1.2 use commercially reasonable efforts to manufacture or have manufactured the Licensed Products;

5.1.3 use commercially reasonable efforts to bring Licensed Products to market in any region of the Territory deemed commercially viable by Company through a thorough program for exploitation of the Technology. Such program shall include the preclinical and clinical development of the Licensed Products, including research and development, manufacturing, laboratory and clinical testing and marketing of Licensed Products;

5.1.4 carry out diligent marketing efforts in the Territory where approved for the Licensed Products throughout the Term; and

5.1.5 keep Licensor updated once every six months as to the progress made by the Company in respect of the matters provided for in Articles 5.1.1 to 5.1.4 above and in

particular shall notify Licensor from time to time of the projected and actual commercial launch dates for Licensed Products in each country of the Territory.

5.2 Patent Marking

The Company shall use commercially reasonable efforts to ensure that where permissible under Applicable Law(s) and provided there is adequate space available on any such packaging, such party shall identify by number any applicable Patent Rights with any reasonable patent marking notification(s).

5.3 Development Committee

A Development Committee (the "Committee") shall be organized by the parties to monitor the clinical progress of the Licensed Products.. The Committee will consist of one member from each party, and will meet once a year to make recommendations on clinical strategy.

The actions and opinions of the Committee will be confidential, however, Licensor's representative may report clinical updates to a designated senior official at Licensor who will agree to keep such information confidential.

Article 6 Royalties and other Consideration

6.1 Royalties on Net Sales

During the Royalty Term unless this Agreement shall be terminated as hereinafter provided, the Company shall pay Licensor the royalties described in this Article 6.1 below.

6.1.1 If a Licensed Product embodies a Combination Drug, then the Company shall remit payments equal to (i) [redacted] of Net Sales resulting **** from the sale of such Licensed Product by the Company or its Affiliates of up to [redacted] **** [redacted] in any calendar year and (ii) [redacted] **** [redacted] of Net Sales resulting from the sale of such Licensed Product by the Company **** or its Affiliates in excess of [redacted]) in any calendar year, ****

6.1.2 If a Licensed Product does not embody a Combination Drug, then the Company shall remit payments equal to (i) [redacted] of **** Net Sales resulting from the sale of such Licensed Product by the Company or its Affiliates up to [redacted] in any calendar year and (ii) [redacted] **** [redacted] of Net Sales resulting from the sale of such Licensed **** Product by the Company or its Affiliates in excess of [redacted] **** [redacted] in any calendar year. ****

6.1.3 If a Competitive Product is marketed in a Territory during the Term, on a country by country basis, then the Company shall have no obligation to remit payments to Licensor pursuant to this Article 6.1 resulting from the sale of such Licensed Product in the Territory, royalty percentage shall be reduced to zero

6.2 Royalties respecting Sublicenses

During the Royalty Term, the Company shall pay Licensor (i) royalties for Licensed Products that are Combination Drugs sold by any Sublicensee equal to [redacted] of all royalties received **** by the Company or its Affiliates from such Sublicensee as a result of sales of such Licensed Products by

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**** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

such Sublicensee, provided, however, that in no event shall the Company pay Licensor less than [redacted] **** [redacted] of Net Sales of such Licensed Products sold by a Sublicensee or (ii) royalties for Licensed **** Products that are not Combination Drugs sold by any Sublicensee equal to [redacted] of **** all royalties received by the Company or its Affiliates from such Sublicensee as a result of sales of such Licensed Products by such Sublicensee, provided, however, that in no event shall the Company pay Licensor less than [redacted] of Net Sales of such Licensed Products sold by a **** Sublicensee. If a "Competitive Product" is marketed in a particular country in the Territory, the Company shall no longer be required to remit to the Licensor any payments, royalties or fees pursuant to this Article 6.2 relating to the sales of Licensed Products in such Territory.

6.3 Non-Royalty Sublicensing Income (NRSI)

6.3.1 The Company shall pay to Licensor, on a per sublicense basis,:

(a) [redacted] of NRSI if the Company enters into a sublicense **** agreement with a third party relating to the development and sale of Licensed Products that is a Combination Drug prior to the dosing of a patient with a Licensed Product in a Phase III clinical trial or [redacted] of NRSI if **** the Company enters into a sublicense agreement with a third party relating to the exclusive development and sale of a Licensed Product that is not a Combination Drug prior to the dosing of a patient with a Licensed Product in a Phase III clinical trial;

(b) [redacted] of NRSI if the Company enters into a sublicense **** agreement with a third party relating to the development and sale of Licensed Products subsequent to the first dosing of a patient in a phase III clinical trial with a Licensed Product; and

(c) [redacted] of NRSI if the Company enters into a sublicense **** agreement with a third party relating to the development and sale of Licensed Products following the approval by the FDA, or any similar foreign regulatory agency, of a Company-sponsored (or Affiliate- or sublicensee-sponsored) NDA (or, in the case of a foreign application, such similar marketing approval application) for a Licensed Product.

6.4 No Multiple Royalties

No multiple royalties shall be payable because the use, lease or sale of any Licensed Product is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights. Additionally, royalties shall be paid to Licensor for the sale of a Licensed Product based upon only one of Articles 6.1 or 6.2 above, but in no case both (that is, royalties due to Licensor on direct sales of a Licensed Product by the Company or its Affiliates to a third party shall be based only on Article 6.1, while royalties on sales of a Licensed Product by the Company's Sublicensees to a third party shall be based only on Article 6.2, so as to avoid double counting).

6.5 Combination Products

In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product (or the fair market value of the

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**** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Licensed Product if sold to an Affiliate or otherwise not on an arm's length basis) and B is the total invoice price of the other products or technologies or the fair market value of the other products or technologies if purchased from an Affiliate.

6.6 Milestone Payments

As further consideration for the license granted hereunder, the Company will make the following one time Milestone Payments to Licensor.

6.6.1 [redacted] upon the first Successful Completion of a **** Phase II clinical trial under a Company-sponsored (or Affiliate or Sublicensee-sponsored) Investigational New Drug Application ("IND") using a Licensed Product that is a Combination Drug;

6.6.2 [redacted] upon the first Successful Completion of a **** Phase II clinical trial under a Company-sponsored (or Affiliate or Sublicensee-sponsored) IND using a Licensed Product that is not a Combination Drug. For purposes of Articles 6.6.1 and 6.6.2 [redacted] ****

6.6.3 [redacted] upon the first dosing of a **** patient in a Phase III clinical trial under a Company sponsored (or Affiliate or Sublicensee sponsored) IND using a Licensed Product that is a Combination Drug;

6.6.4 [redacted] upon the first dosing of a **** patient in a Phase III clinical trial under a Company-sponsored (or Affiliate or Sublicensee sponsored) IND using a Licensed Product that is not a Combination Drug;

6.6.5 [redacted] upon the first Successful Completion of **** two Phase III pivotal trials under a Company-sponsored (or Affiliate or Sublicensee sponsored) IND using a Licensed Product that is a Combination Drug;

6.6.6 [redacted] upon the first Successful Completion of **** two Phase III pivotal trials under a Company sponsored (or Affiliate or Sublicensee sponsored) IND using a Licensed Product that is not a Combination Drug. For purposes of Articles 6.6.5 and this 6.6.6, [redacted]; ****

6.6.7 [redacted] upon the acceptance for **** review by the FDA of the first Company sponsored (or Affiliate or Sublicensee sponsored) NDA for a Licensed Product that is a Combination Drug;

6.6.8 [redacted] upon the acceptance for review by **** the FDA of the first Company-sponsored (or Affiliate or Sublicensee sponsored) NDA for a Licensed Product that is not a Combination Drug;

6.6.9 With the understanding that entry into such Territory is subject to the sole discretion of the Company, [redacted] upon the acceptance for ****

**** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

review by Health Canada of the first Company-sponsored (or Affiliate or Sublicensee sponsored) application for commercial sale of a Licensed Product in Canada;

6.6.10 With the understanding that entry into such Territory is subject to the sole discretion of the Company, [redacted]**** upon the final approval by Health Canada of the first Company-sponsored (or Affiliate or Sublicensee sponsored) application for commercial sale of a Licensed Product in Canada;

6.6.11 With the understanding that entry into such Territory is subject to the sole discretion of the Company, [redacted]**** upon the acceptance for review by the General Directorate for the Control of Medicinal Products (Mexico) and Technologies Related to Health of the first Company sponsored (or Affiliate or Sublicensee sponsored) Request for Health Registration of Medicinal Products for a Licensed Product in Mexico;

6.6.12 With the understanding that entry into such Territory is subject to the sole discretion of the Company, [redacted]**** upon the final approval by the General Directorate for the Control of Medicinal Products and Technologies Related to Health of the first Company-sponsored (or Affiliate or Sublicensee sponsored) Request for Health Registration of Medicinal Products of a Licensed Product in Mexico;

6.6.13 [redacted]**** upon the final approval by the FDA of the first Company sponsored (or Affiliate or Sublicensee sponsored) NDA for a Licensed Product that is a Combination Drug;

6.6.14 [redacted]**** upon the final approval by the FDA of the first Company sponsored (or Affiliate or Sublicensee sponsored) NDA for a Licensed Product that is not a Combination Drug

6.6.15 [redacted]**** following eighteen (18) months of Non-Recurrence of warts in at least seventy-five percent (75%) of Successful Responders. For purposes of this Article 6.6.15, "Non-Recurrence" shall mean the absence of any wart within a two-inch radius of a wart which was successfully treated and cleared during the Phase III clinical trial as defined in the clinical protocol (as such definition is amended or altered as per the protocol) using a Licensed Product that is a Combination Drug.

6.6.16 [redacted]**** following eighteen (18) months of Non-Recurrence of warts in at least seventy-five percent (75%) of Successful Responders. For purposes of this Article 6.6.16, "Non-Recurrence" shall mean the absence of any wart within a two-inch radius of a wart which was successfully treated and cleared during the Phase III clinical trial as defined in the clinical protocol (as such definition is amended or altered as per the protocol) using a Licensed Product that is not a Combination Drug. For purposes of Articles 6.6.15 and this 6.6.16, "Successful Responders" shall mean those patients who were successfully treated with a Licensed Product and cleared of a wart as defined in the Phase III clinical protocol under a Company-sponsored (or sublicensee sponsored) IND (or its

**** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

6.6.17 [redacted] following twenty-four (24) months of Non-Recurrence of warts in at least seventy-five percent (75%) of Successful Responders. For purposes of this Article 6.6.17, "Non-Recurrence" shall mean the absence of any wart within a two-inch radius of a wart which was successfully treated and cleared during the Phase III clinical trial as defined in the clinical protocol (as such definition is amended or altered as per the protocol) using a Licensed Product that is a Combination Drug. ****

6.6.18 [redacted] following twenty-four (24) months of Non-Recurrence of warts in at least seventy-five percent (75%) of Successful Responders. For purposes of this Article 6.6.18, "Non-Recurrence" shall mean the absence of any wart within a two-inch radius of a wart which was successfully treated and cleared during the Phase III clinical trial as defined in the clinical protocol (as such definition is amended or altered as per the protocol) using a Licensed Product that is not a Combination Drug. For purposes of Article 6.6.17 and this 6.6.18, "Successful Responders" shall mean those patients who were successfully treated and cleared of a wart as defined in the Phase III clinical protocol under a Company-sponsored (or Sublicensee sponsored) IND (or its equivalent) using a Licensed Product. ****

The out-of-pocket costs actually and reasonably incurred of any pre-clinical studies required by FDA, performed by Company, will be creditable against any unaccrued Milestone Payments in this Article 6. For clarity, such expenses shall not be credible against Milestone Payments already accrued and remitted to the Licensor at the time the expense was incurred, but such expense shall be credible against any Milestone Payment that may be due to Licensor subsequent to the Company incurring such expense.

6.7 Place of Payment, Taxes and Conversions

Royalty payments shall be paid in United States dollars at such place as Licensor may reasonably designate consistent with Applicable Laws. Any taxes which the Company, its Affiliate or any Sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to Licensor and promptly paid to the appropriate governmental authority in the Territory. The Company shall promptly furnish Licensor with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

6.8 Time for Payment

6.8.1 The Company shall pay to Licensor the royalties due and payable under this Agreement on a quarterly basis for unpaid royalties which accrued within or prior to the Company's previous completed calendar quarter, and shall provide the Royalty Statement referred to in Article 7.2 along with such payment.

6.8.2 Milestones payable to Licensor shall become due and payable within 60 days after achievement of the indicated milestone.

**** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

6.8.3 If no royalties or other payments that may be due to Licensor under this Agreement shall be due, the Company shall issue a nil report pursuant to Article 7.2.

6.9 Interest

Amounts which are not paid when due shall accrue interest from the due date until paid and received as cleared funds, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus two percent (2%).

6.10 Royalty Reduction for Infringement

To the extent that the Company or any Affiliate of the Company is required by order or judgment of any court in any jurisdiction to obtain a license from a third party in any jurisdiction in order to sell a Licensed Product in such jurisdiction in the Territory, then an amount corresponding to a maximum of fifty percent of the royalty properly and reasonably payable by the Company under such license in such jurisdiction may be deducted from royalties otherwise payable to Licensor hereunder in respect of such sales, provided that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods. The Company undertakes to use all reasonable endeavors to minimize the need to obtain any such license from a third party and the consideration payable to such third party.

Article 7 Reports and Records

7.1 Records and Audits

The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor under this Agreement. Said books of account shall be kept at the Company's principal place of business and the supporting data shall be opened up to Licensor once per year upon reasonable notice to the Company for inspection by Licensor's internal audit division or by another designated auditor or accountant selected by Licensor, except one to whom the Company has reasonable objection, for the purpose of verifying the Company's Royalty Statement or compliance in other respects with this Agreement. If an inspection shows an under reporting or underpayment in excess of the greater of three percent (3%) of remuneration payable, then the Company shall reimburse Licensor for the cost of the inspection at the time the Company pays the unreported royalties, including any late charges as required by Article 6.9 of this Agreement. Said books of account and the supporting data shall be made available to Licensor for one (1) year following expiry of the Term. All payments required under this Article 7.1 shall be due within thirty (30) days of the date Licensor provides the Company notice of the payment due.

7.2 Royalty Statements

Within 60 days from the end of each calendar quarter of each calendar year, the Company shall deliver to Licensor complete and accurate reports, giving such particulars of the business conducted by the Company during the preceding quarter under this Agreement as shall be pertinent to an accounting of royalties and other payments that may be due to Licensor under this Agreement (the "Royalty Statement"). The Royalty Statement shall include at least the following:

7.2.1 an accounting of all Licensed Products used or sold;

7.2.2 total amounts invoiced for Licensed Products;

7.2.3 Net Sales for each Licensed Product by the Company, each Affiliate and each Sublicensee;

7.2.4 cumulative Net Sales for the current calendar year;

7.2.5 a breakdown of deductions applicable in computed Net Sales and taxes withheld, if any;

7.2.6 a breakdown of royalties due based on Net Sales by or for the Company or its Affiliates;

7.2.7 a breakdown of royalties due from any Sublicensee;

7.2.8 names and addresses of all Sublicensees and Affiliates of the Company; and

7.2.9 a copy of each report from each Sublicensee as may be pertinent to an accounting of royalties and other payments that may be due to Licensor.

7.3 Confidential Treatment of Reports

Licensor agrees to hold in confidence each Royalty Statement delivered by the Company pursuant to this Article 7 until the termination of this Agreement. Notwithstanding the foregoing, Licensor may disclose any such information required to be disclosed in its financial statements or any financial or reporting statements that Licensor is legally required to make or as required by any stock exchange or similar regulatory authority, or pursuant to any Applicable Laws, provided that Licensor take reasonable steps to provide the Company with the opportunity, where appropriate, to contest such requirement or order. Licensor may also disclose any such information that it is contractually required to disclose to third parties, provided, however, such disclosure is conducted under a written confidentiality agreement between Licensor and such third party with obligations of such third party to be substantially similar to that of Licensor to the Company under this Agreement.

Article 8 Patent Prosecution and Maintenance

8.1 Prosecution and Maintenance

Following the Effective Date, the Company shall, at its expense, diligently file, prepare, prosecute and maintain the Licensed Patent Rights as set forth in Schedule 1.23 hereto (as the same may be amended or supplemented in writing from time to time after the date hereof), including, but not limited to, the filing of patent applications, extensions, continuations, continuations in part, divisionals, re-examinations, or re-issue applications that the Company determines may be required to advance the purposes of this Agreement or otherwise to protect the rights and licenses granted hereunder. The Company shall control such prosecution and maintenance, using counsel of its choosing, in the name of Licensor, and agrees to keep Licensor reasonably informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and to consult in good faith with Licensor and take into account Licensor's reasonable comments and requests with respect thereto prior to the filing of any such documents. Licensor shall notify Company in writing and reasonable detail of any Improvements and assist Company in filing, prosecuting, and maintaining Licensed Patent Rights claiming the same. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement.

8.2 Patent Term Extensions

The Company shall promptly notify Licensor of the issuance of each Governmental Approval and, where reasonably possible and reasonably useful or valuable in the commercialization of Licensed Product, use commercially reasonable efforts to apply or enable Licensor to apply for a patent term extension, adjustment or restoration, or supplementary protection certificate (an "SPC", and together with patent term extensions, adjustments and restorations, "Patent Term Extensions") in the relevant country of the Licensed Territory where there are Licensed Patent Rights. Licensor shall, to the extent reasonably possible and reasonably useful or valuable in the commercialization of Licensed Product, use commercially reasonable efforts to, if and as requested by the Company, obtain (or assist the Company in obtaining) all available Patent Term Extensions of Licensed Patent Rights. The Parties shall cooperate with each other in obtaining Patent Term Extensions wherever and whenever applicable to such Licensed Patent Rights, reasonably possible to obtain, and reasonably useful or valuable in the commercialization of any Licensed Product.

8.3 Abandonment

The Company may, in its discretion, elect to abandon any patent applications or issued patent in the Licensed Patent Rights. Following such abandonment, Licensor shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such patent or patent application under its own control and at its own expense and such patent or patent application shall thereafter be excluded from the definition of Licensed Patent Rights for purposes of this Agreement. Prior to any such abandonment, the Company shall give Licensor at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such patent or patent application. The Company agrees to cooperate in such activities including execution of any documents necessary to enable Licensor to retain ownership and control of such patent or patent application.

Article 9 Dispute Resolution

9.1 Disputes

9.1.1 The parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either party's rights and/or obligations hereunder or to the interpretation, performance, breach, or termination of this Agreement, (a "Dispute"). It is the objective of the parties to establish procedures to facilitate the resolution of a Dispute in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 9 if and when a Dispute arises under this Agreement.

9.1.2 A Dispute among the parties will be resolved as recited in this Article 9. Any Disputes relating to this Agreement shall be promptly presented to the Chief Executive Officers of Licensor and the Company, or their respective designees (who must be members of a party's senior management) for resolution. From the date of referral of a Dispute to the Chief Executive Officers or their designees of the parties and until such time as any matter has been resolved by the parties or has been finally settled by arbitration hereunder, the running of the cure periods (if any) as to which a party must cure a breach that is part of the subject matter of any Dispute shall be suspended. In the event that the Chief Executive Officers of Licensor and the Company, or their respective

designees, cannot after good faith negotiations resolve the Dispute within thirty (30) days (or such other period of time as mutually agreed to by the parties in writing) of being requested by a party to resolve a Dispute, the parties agree that such Dispute shall be resolved in accordance with this Article 9.1.

9.1.3 If the parties cannot resolve any Dispute under the provisions of Article 9, then either party shall have the right to commence proceedings in the English courts and the parties hereto submit to the non-exclusive jurisdiction of the English courts.

9.2 Performance to Continue

Each party shall continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or related to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

Article 10 Term and Termination

10.1 Term

This Agreement shall become effective on the Effective Date and shall expire on a country-by-country basis in the Territory on the date of the expiration of the last to expire Royalty Term in any country in the Territory (the "Term"), unless earlier terminated as provided in this Agreement or by Applicable Law.

10.2 Termination for Insolvency

If the Company shall become bankrupt, or shall file a petition in bankruptcy, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, this Agreement shall automatically terminate.

10.3 Termination for Failure to make Payments

Should the Company fail to make payment to Licensor of royalties or other payments due in accordance with the terms of this Agreement which are not the subject of a bona fide dispute between Licensor and the Company, Licensor shall have the right to terminate this License Agreement within ninety (90) days after giving written notice of termination unless the Company shall pay to Licensor, within the ninety (90) day period, all such royalties and other payments due and payable. In the event of a bona fide dispute over royalties or other payments, the parties shall resolve such dispute in accordance with Article 9. Subject to Article 9 and the immediately preceding sentence of this Article 10.3, upon the expiration of the ninety (90) day period, if the Company shall not have paid all such royalties and other payments due and payable, the rights, privileges and license granted hereunder shall, at the option of Licensor, terminate upon written notice of Licensor. If a dispute regarding termination is addressed according to Article 9, this Agreement shall remain in full force and effect until such dispute is settled or determined in accordance with Article 9.

10.4 Termination for Breach

Upon any material breach or default of this Agreement by the Company, other than as set forth in Article 10.2 and 10.3 above, Licensor shall have the right to terminate this Agreement and the rights, privileges

and license granted hereunder by giving ninety (90) days prior written notice to the Company. Subject to Article 9 and the immediately preceding sentence, upon the expiration of the ninety (90) day period, if the Company shall have failed to cure such breach or default, this Agreement shall, at the option of Licensor, terminate upon written notice of Licensor. Notwithstanding anything herein to the contrary, if the nature of the breach is such that additional time is reasonably needed to cure such breach, and Company has commenced with good faith efforts to cure such breach, then Licensor shall provide Company with additional time in which to cure such breach. If a dispute regarding termination is addressed according to Article 9, this Agreement shall remain in full force and effect until such dispute is settled or determined in accordance with Article 9.

10.5 Expiry of Royalty Term on a Country by Country Basis

Upon expiry of the Royalty Term in each country in the Territory, the Company will have an irrevocable, paid up, royalty-free license under the Patent Rights to make, have made, use, import, offer for sale and sell the Licensed Products in such country.

10.6 Termination for Convenience

The Company shall have the right at any time to terminate this Agreement in relation to any country of the Territory, for any reason or no reason, by giving sixty (60) days notice thereof in writing to Licensor.

10.7 Consequences of Termination

Upon the early termination of this Agreement by either party prior to the end of each Royalty Term and for whatever reason, the following, subject to Article 2.2.2, shall occur:

10.7.1 The Company and any Sublicensee thereof may, after the effective date of such termination and continuing for a period not to exceed twelve (12) months thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that the Company:

(a) notifies Licensor of its decision within thirty (30) days after the date it receives a notice of termination by Licensor or the date it provides a notice of termination to Licensor, as the case may be;

(b) pays or cause to be paid to Licensor the royalties and other payments thereon as required by Article 6 of this Agreement; and

(c) submits the reports required by Article 7 hereof.

10.7.2 If the Company does not elect pursuant to Article 10.7.1 to sell-off or distribute, as applicable, any existing inventory of Licensed Product, the Company shall, at Licensor's election, either:

(a) sell all existing inventory of Licensed Product to Licensor at fair market value; or

(b) destroy at Company's sole cost and expense all remaining inventory of Licensed Product in accordance with Applicable Laws and provide Licensor with written proof of destruction sufficient to comply with Applicable Laws.

10.7.3 The Company shall cease all use of the Patent Rights, the Technology and the Know-how subject only to the provisions of Article 10.7.1.

10.7.4 The Company shall return to Licensor (or at Licensor's request destroy) all Licensor's Confidential Information and all data and information relating to and all documents, dossiers and reports (held in tangible or electronic form) comprising the Technology provided to the Company by the Licensor during the Term, Know-how, the Patent Rights with the exception of one (1) copy to be held confidentially in Company's archives.

10.7.5 Where this Agreement terminates pursuant to this Article 10.7 on a country-by-country basis in the Territory the obligations under Article 10.7.1 to 10.7.4 shall apply on a country-by-country basis in the Territory.

10.8 Survival

Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Article 6, Article 7, and Article 11. The following shall survive termination for any reason Article 9, Article 10.7, Article 13, Article 15 and Article 16.7.

Article 11 Infringement and Other Actions

11.1 Notice of Infringement of Patent Rights

The Company and Licensor shall promptly provide written notice, to the other party, of any alleged infringement or any challenge or threatened challenge to the validity, enforceability or priority of any of the Patent Rights, and provide each other with any available evidence of such infringement, challenge or threatened challenge by a third party of the Patent Rights and provide such other party with any available evidence of such infringement.

11.2 Option to Prosecute or Defend Patent Rights

During the Term of this Agreement, the Company shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights. In furtherance of such right, Licensor hereby agrees that the Licensor may join Company as a party in any such suit (and will join at the Company's request), provided that the Company pay all of Licensor's reasonable out-of-pocket expenses. The Company shall indemnify and hold Licensor harmless against any costs, expenses or liability that may be found or assessed against Licensor in any such suit other than resulting from Licensor's negligence or willful misconduct. Any recovery of damages pursuant to this Article 11.2 shall be allocated pursuant to Article 11.4 below.

11.3 Infringement by Licensed Product

In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any Sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company shall give written notice thereof to Licensor. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it

deems advisable in its sole discretion, provided that any final disposition of litigation that will restrict the claims in or admit any invalidity of any Patent Rights(s) shall not be made without full consultation with and approval by Licensor, such approval not to be unreasonably withheld by Licensor. Otherwise, the Company shall have the right, but not the obligation, to defend any such claim or suit. In the event the Company elects not to defend such suit, Licensor shall have the right, but not the obligation to do so, subject to Article 13.2, at its sole expense.

11.4 Allocation of Damages Recovered

Any recovery of damages by the Company, in any such suit under Article 11.2 or 11.3, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company relating to the suit. The balance remaining from any such recovery shall be allocated as follows: (i) amounts attributable to lost profits (as applicable) shall be treated as Net Sales by the Company and the Company shall pay to Licensor royalties in accordance Article 6; and (ii) the balance of such recovery shall be retained by the Company.

11.5 Cooperation

In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

Article 12 Representations and Warranties

12.1 Licensor Warranties

Licensor represents and warrants that:

12.1.1 Licensor has to the best of its knowledge, information and belief all right, title, and interest in and to the Patent Rights and Know-how, including the exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever.

12.1.2 There are no licenses, options, restrictions, liens, rights of third parties or royalty obligations granted by Licensor or to the Licensor's best knowledge, information and belief any disputes, proceedings or claims relating to, affecting, or limiting Licensor's rights or the rights of the Company under this Agreement, or which to the Licensor's best knowledge, information and belief may lead to a claim of infringement by or invalidity regarding, any part or all of the Patent Rights or Know-how or their use.

12.1.3 There is no actual claim, or to the Licensor's best knowledge, information and belief claim pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patent Rights or Know-how or their use. There is no judgment, order, injunction, decree, writ or award against the Licensor that is not satisfied and remains outstanding with respect to any Licensed Product.

12.1.4 To the Licensor's best knowledge, information and belief, the US and foreign patent applications and patents itemized on Schedule 1.23 set forth all of the patents and

patent applications necessary or useful for practicing the Technology in the Field of Use owned by or licensed to Licensor on the Effective Date.

12.1.5 There are no inventors of Patent Rights other than those listed as inventors on applications filed for such Patent Rights.

12.1.6 The Patent Rights and Know How were not supported in whole or party by funding or grants by any federal or state agency.

12.1.7 Licensor has provided the Company with copies of all material documents reflecting support or funding for all or part of the research leading to Patent Rights and Know How, and has listed all such funding agencies on Schedule 12.1.7.

12.1.8 The Licensor is a company duly organized, validly existing and in good standing under the laws of England. The Licensor has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements contemplated hereby to which the Licensor is a party and the performance and consummation of the transactions contemplated hereby and thereby by the Licensor have been duly authorized by all necessary corporate action on the part of the Licensor. This Agreement and the other agreements contemplated hereby to which the Licensor is a party have been duly executed and delivered by the Licensor and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, this Agreement and such other agreements contemplated hereby constitute valid and binding obligations of the Licensor, enforceable against the Licensor in accordance with their respective terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor's rights generally and except for general principles of equity.

12.1.9 The execution and delivery of this Agreement and the other agreements contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Licensor, (ii) conflict with or violate any Applicable Laws applicable to the Licensor or any of its assets or operations or any permit applicable to the Licensor or (iii) result in (x) any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or conflict with (or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or loss of any benefit under) the provisions of any lease, contract or other agreement to which the Licensor is a party or by which it or any of its properties or assets is otherwise bound or (y) the imposition of any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal or first offer, easement, servitude, transfer restriction, voting requirement or any other encumbrance, restriction or limitation on any of the properties or assets of the Licensor

12.1.10 No consent, approval or authorization of, or declaration or filing with, any Governmental Authority or Person (a "Consent") is required on the part of the Licensor in connection with its execution, delivery and performance of this

Agreemer ... or except as provided herein the consummation of the transactions contempl ... ed hereby or in connection with the Licensed Products.

12.1.11 The Lice ... sor has not received from the Federal Drug Administration ("FDA"), the U.S. Dru ... Enforcement Administration ("DEA") or any similar state, local or foreign Governm ... ntal Authority any written notice (i) regarding the approvability or approval of any of ... the Licensed Products, or (ii) alleging any violation by the Licensor of any Law rel ... ng to any of the Licensed Products. No Licensed Product has been withdraw ... suspended or discontinued by the Licensor as a result of any action by the FDA, th ... DEA or any similar state, local or foreign Governmental Authority, either within or ... utside the U.S. (whether voluntarily or otherwise). No officer, employee or agent of ... e Licensor has made any untrue statement of a material fact or a fraudulent statemen ... to the FDA, DEA or any similar state, local or foreign Governmental Authorit ... failed to disclose any material fact required to be disclosed to the FDA, the DE ... or ... ny similar state, local or foreign Governmental Authority, or committed an act, mad ... statement or failed to make a statement that, at the time such act, statement or omiss ... n was made, could reasonably be expected to provide a basis for the FDA, the DEA ... r any similar state, local or foreign Governmental Authority to invoke the FDA's p ... licy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal G ... tuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, n ... has any director, officer, employee or agent of the Licensor been convicted of any c ... me or engaged in any conduct for which debarment is mandated by 21 U.S.C. S ... ction 335a(a) (or any similar Law) or authorized by 21 U.S.C. Section 335a(b) ... r any similar Law).

12.1.12 The Lice ... sor has taken all reasonable actions necessary or appropriate to preserve the confiden ... ality of all trade secrets, proprietary and other confidential information material ... the business and operations of the Licensor.

12.2 Company Warra ... nties

The Company represents ... nd warrants that:

12.2.1 The Co ... pany is a company duly organized, validly existing and in good standing under th ... laws of Delaware. The Company has the requisite corporate power and authorit ... to execute and deliver this Agreement and the other agreements contemp ... ated hereby to which it is a party and to consummate the transactions contemp ... ated hereby. The execution and delivery of this Agreement and the other agreeme ... ts contemplated hereby to which the Company is a party and the perform ... nce and consummation of the transactions contemplated hereby by the Compa ... have been duly authorized by all necessary corporate action on the part of the Com ... pany. This Agreement and the other agreements contemplated hereby to which th ... Company is a party have been duly executed and delivered by the Company and, su ... ect to the due authorization, execution and delivery of such agreements by the oth ... parties thereto, this Agreement and such other agreements contemplated hereby ... onstitute valid and binding obligations of the Company, enforceable against the Co ... pany in accordance with their respective terms, except as such enforcement may be ... affected by bankruptcy, reorganization, insolvency, moratorium or similar laws af ... ecting creditor's rights generally and except for general principles of equity.

12.2.2 The execution and delivery of this Agreement and the other agreements contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) conflict with or violate any Applicable Laws applicable to the Company or any of its assets or operations or any permit applicable to the Company or (iii) result in (x) any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or conflict with (or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or loss of any benefit under) the provisions of any lease, contract or other agreement to which the Company is a party or by which it or any of its properties or assets is otherwise bound or (y) the imposition of any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal or first offer, easement, servitude, transfer restriction, voting requirement or any other encumbrance, restriction or limitation on any of the properties or assets of the Company.

12.2.3 No consent, approval or authorization of, or declaration or filing with, any Governmental Authority or Person (a "Consent") is required on the part of the Company in connection with its execution, delivery and performance of this Agreement or except as provided herein the consummation of the transactions contemplated hereby or in connection with the Licensed Products.

12.3 Debarment

During the Term, neither of the parties shall knowingly utilize any employee, representative, agent, assistant or associate who has been debarred by the FDA pursuant to *21 U.S.C. Section 335a (a)* or *(b)* of the FDA Act in connection with any of the activities to be carried out under this Agreement.

Article 13 Limitation of Liability, Indemnity

13.1 NO IMPLIED WARRANTIES

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT:

13.1.1 SUBJECT TO ARTICLE 12, LICENSOR DOES NOT MAKE AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS WARRANTIES AND CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

13.1.2 SUBJECT TO ARTICLE 12, NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY LICENSOR TO THE COMPANY THAT THE PATENT RIGHTS AND KNOW-HOW ARE NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH PATENT RIGHTS OR KNOW-HOW DOES NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

13.2 Indemnity

The Company agrees to defend, indemnify and hold harmless Licensor, its Affiliates, directors, employees and officers from and against all liability, demands, damages, including without limitation reasonable legal fees and expenses and losses including death, personal injury, illness or property damage arising directly or indirectly:

13.2.1 from the infringement by Licensed Products of the proprietary rights of a third party;

13.2.2 out of the exploitation by the Company or its Affiliates or Sublicensees or their respective transferees of intellectual property rights licensed or information furnished under this Agreement;

13.2.3 out of any making, import, export, offer for sale, producing, distribution, marketing, testing, use, manufacture, sale or other disposition by the Company or its Affiliates or Sublicensees or their respective transferees of Patent Rights, Know-how or Licensed Products; or

13.2.4 the fraud, material negligence or willful misconduct by the Company or its Affiliates or Sublicensees.

in each case which are not the result of Licensor's breach of warranty hereunder, negligence or willful misconduct.

Article 14 Use of Names and Publication

14.1 Use of Name

Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Licensor or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Licensor; provided that Company may use Licensor's name in various documents used for capital raising and financing without such prior written consent and to the extent that the use of such names may be required by Applicable Law.

14.2 No Agency

Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and the Company, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between the Licensor and the Company, or as creating any other form of legal association or arrangement, which would impose liability upon one party for the act or failure to act of the other party.

14.3 Publication

In the event that Licensor desires to publish or disclose, by written, oral or other presentation, Patent Rights, Know-how, or any material information related thereto then Licensor shall notify the Company and in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least sixty (60) days prior to any speech, lecture or other oral presentation and at least ninety (90) days before any written or other publication or disclosure. Licensor shall include with such notice a description of any proposed oral presentation or, in any

proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Company may request that Licensor, no later than thirty (30) days following the receipt of such notice, delay such presentation, publication or disclosure for up to an additional sixty (60) days in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Licensor do so. Upon receipt of such request to delay such presentation, publication or disclosure, Licensor shall arrange for a delay of such presentation, publication or disclosure until such time as the Company or Licensor have filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Licensor. If Licensor does not receive any request from the Company to delay such presentation, publication or disclosure, Licensor may submit such material for presentation, publication or other form of disclosure.

Article 15 Confidentiality

15.1 Confidentiality and Non-Use

Any proprietary or confidential information relating to the Patent Rights, Know-how (including but not limited to patent prosecution documents relating to Patent Rights) and Reports and Records under Article 7 collectively constitute the "Confidential Information." Neither party will use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the Term and for a period of five (5) years after the termination or expiration date of this Agreement. Each party shall exercise with respect to such the Confidential Information the same degree of care as the party exercises with respect to its own confidential or proprietary information of a similar nature, but in any event no less than reasonable care, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality of this Agreement). However, such undertaking of confidentiality shall not apply to any information or data which:

15.1.1 The receiving party receives at any time from a third-party lawfully in possession of same and having the right to disclose same;

15.1.2 is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the receiving party;

15.1.3 is independently developed by the receiving party as demonstrated by written evidence without reference to information disclosed to the receiving party by the disclosing party;

15.1.4 is disclosed pursuant to the prior written approval of the disclosing party; or

15.1.5 is required to be disclosed pursuant to Applicable Law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to the disclosing party.

Article 16 Miscellaneous Provisions

16.1 Assignment

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, the Company and Licensor may assign this Agreement without the consent of the Licensor to (i) a purchaser, merging or consolidating corporation, or acquirer of substantially all of the other party's assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, or any corresponding law in the jurisdiction of either party, as may be in effect at such time; or (ii) to an Affiliate.

16.2 Binding Nature and Enurement

This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the Effective Date. As of the Effective Date, this Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

16.3 Compliance with Applicable Laws

The Company shall observe all Applicable Laws with respect to the making, manufacture, testing, use, sale, offer for sale, export and/or import of Licensed Products and related technical data to foreign countries, including, without limitation, the regulations of Competent Authorities.

16.4 Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other party by facsimile signature; such transmission will be deemed a valid signature.

16.5 Entire Agreement; Amendment

The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

16.6 Force Majeure

Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike (other than strikes of its own workforce), or riot, provided that the nonperforming party uses Commercially Reasonable Efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed. If such causes of nonperformance shall continue for a period of 12 calendar months or more and the parties agree (such agreement not to be unreasonably withheld or

delayed) that the causes of non-performance are not likely to be promptly removed) the other party shall have the right to terminate this Agreement in its entirety or on a country-by-country basis forthwith by notice in writing.

16.7 Further Assurances

From time to time during the Term, at the request of either party, the other party shall execute and deliver such documents and take such other action as the requesting party may reasonably request to consummate more effectively the transactions contemplated hereby.

16.8 Headings

The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.9 Law

This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of England and Wales.

16.10 No Indirect Damages

16.10.1 NOTHING IN THIS AGREEMENT SHALL EXCLUDE OR LIMIT THE LIABILITY OF EITHER PARTY FOR DEATH OR PERSONAL INJURY DUE TO ITS NEGLIGENCE OR ANY LIABILITY WHICH IS DUE TO THAT PARTY'S FRAUD OR ANY OTHER LIABILITY WHICH IT IS NOT PERMITTED TO EXCLUDE OR LIMIT AS A MATTER OF LAW.

16.10.2 WITHOUT PREJUDICE TO THE GENERALITY OF ARTICLE 16.10.3 AND SUBJECT TO ARTICLES 16.10.1 AND 13.1.1 AND 13.1.2 EXCEPT WITH REGARD TO DAMAGES ARISING FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR BREACH OF ARTICLE 15 AND ANY DUTY TO INDEMNIFY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ("INDIRECT DAMAGES") RECOVERED BY A THIRD PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT DAMAGES INCURRED BY EITHER PARTY UNDER THIS AGREEMENT OR OTHERWISE. FOR THE PURPOSES OF THIS AGREEMENT SUCH INDIRECT DAMAGES SHALL INCLUDE:

(a) LOSS OF THE USE OF MONEY;

(b) LOSS OF GOODWILL;

(c) LOSS OF USE;

(d) LOSS OF ANTICIPATED SAVINGS;

(e) LOSS OF REPUTATION;

(f) THIRD PARTY CLAIMS TO THE EXTENT THAT THEY REPRESENT THE INDIRECT LOSS OF A THIRD PARTY.

16.10.3 THE ENTIRE LIABILITY OF EITHER PARTY FOR ALL CLAIMS MADE IN RESPECT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, FOR ANY REPRESENTATION (OTHER THAN FRAUDULENT MISREPRESENTATION), TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE) OR UNDER STATUTE OR OTHERWISE EXCEPT WITH REGARD TO DAMAGES ARISING FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR BREACH OF ARTICLE 15 AND ANY DUTY TO INDEMNIFY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY, IN RESPECT OF EACH EVENT, OR A SERIES OF CONNECTED EVENTS HOWSOEVER ARISING, IS LIMITED TO THIRTY FIVE MILLION DOLLARS ($35,000,000).

16.10.4 EACH PARTY HEREBY AGREES THAT THE LIMITATIONS ON LIABILITY CONTAINED IN THIS ARTICLE 16.10 AND ARTICLE 13.1.1 AND 13.1.2 ARE REASONABLE IN THE CIRCUMSTANCES.

16.10.5 THE PARTIES EXPRESSLY AGREE THAT SHOULD ANY LIMITATION OR PROVISION CONTAINED IN ARTICLE 16.10 OR ARTICLE 13.1.1 OR 13.1.2 BE HELD TO BE INVALID UNDER ANY APPLICABLE STATUTE OR RULE OF LAW IT SHALL TO THAT EXTENT BE DEEMED OMITTED BUT IF ANY PARTY THEREBY BECOMES LIABLE FOR LOSS OR DAMAGE WHICH WOULD OTHERWISE HAVE BEEN EXCLUDED SUCH LIABILITY SHALL BE SUBJECT TO THE OTHER LIMITATIONS AND PROVISIONS SET OUT IN THIS AGREEMENT.

16.11 Payments, Notices and Other Communications

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

In the case of Licensor:

Henderson Morley plc
Metropolitan House
2 Salisbury Road
Moseley
Birmingham
West Midlands B13 8JS

Attn: Executive Chairman

Tel: +44 (0)121 442 2900
Fax: +44 (0)121 442 4611
In the case of the Company:
Cutanea Life Sciences, Inc.
5 Great Valley Parkway
Suite 200

Malvern, PA. 19355
Attn: President
Tel: 00 484-568-0105
Fax: 00 484-568-0101

16.12 Payment of Own Fees and Expenses

Each of the Company and Licensor shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.

16.13 Severability

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.14 Waiver

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

16.15 Contracts (Rights of Third Parties) Act 1999

Other than the rights granted to Sublicensees under Article 2.2.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is a available apart from that Act.

16.16 Witness

AS WITNESS, the hands of the parties or their duly authorized representatives the day and year first above written.

For and on behalf of	For and on behalf of
CUTANEA LIFE SCIENCES, INC.	**HENDERSON-MORLEY PLC**
By: [signature]	By: [signature]
Name: ROBERT J BITTERMAN	Name: ANDREW KNIGHT
Title: PRESIDENT + CEO	Title: EXECUTIVE CHAIRMAN
Date: 10/6/2006	Date: 9th OCTOBER 2006

EXECUTION PAGE TO THE EXCLUSIVE LICENSE AGREEMENT DATED September 27, 2006

Schedule 1.23: Patent Rights

Family	HLBBshaw file	Country	Title	Application Number	Publication/Patent Number	Status
Loop diuretic and glycoside	P09240PCT	PCT	Treatment of DNA viral infections	PCT/GB00/04793	WO 01/49242	Expired
	P03591AR	Argentina	Treatment of DNA viral infections	AR034659 A1		Pending
	P03592PCT(AU)	Australia	Treatment of DNA viral infections	1873401	777339	Granted
	P03593PCT(BR)	Brazil	Treatment of DNA viral infections	P10016831-9		Pending
	P03594PCT (CA)	Canada	Treatment of DNA viral infections	2395016		Pending
	P03595PCT(CN)	China	Treatment of DNA viral infections	CN 1414863A		Pending
	P03596PCT(EP)	Europe	Treatment of DNA viral infections	00981499.7	1242119	Granted
	P03596EP(AT)	Austria	Treatment of	00981499.7	1242119	Registered

Family	HLBBshaw file	Country	Title	Application Number	Publication/Patent Number	Status
			DNA viral infections			
	P03596EP(BE)	Belgium	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(DK)	Denmark	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(FI)	Finland	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(FR)	France	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(DE)	Germany	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(GR)	Greece	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(IE)	Ireland	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(IT)	Italy	Treatment of DNA viral infections	00981499.7	1242119	Registered

Family	HLBBshaw file	Country	Title	Application Number	Publication/Patent Number	Status
	P03596EP(LU)	Luxembourg	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(NL)	Netherlands	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(PT)	Portugal	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(ES)	Spain	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(SE)	Sweden	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(CH)	Switzerland/Liechtenstein	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(TR)	Turkey	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03596EP(GB)	Great Britain	Treatment of DNA viral infections	00981499.7	1242119	Registered
	P03597PCT(IL)	Israel	Treatment of DNA viral	150286		Pending

Family	HLBBshaw file	Country	Title	Application Number	Publication/Patent Number	Status
			infections			
	P03598PCT(JP)	Japan	Treatment of DNA viral infections	5496112001		Pending
	P03599PCT(MX)	Mexico	Treatment of DNA viral infections	PA/a/2002/006489		Pending
	P03600PCT(KR)	Korea (S)	Treatment of DNA viral infections	2002-7008450		Pending
Digoxin + Fuosemide	P03601PCT(US)	USA	Treatment of DNA viral infections	10/168,945	6894030	Granted
Loop diuretic + cardiac glycoside	P5124PCT(US)CON	USA	Treatment of DNA viral infections	11/015,681	2005/159367	Pending
Loop diuretic and lithium	P02990PCT	PCT	Synergistic treatment of DNA viral infections	PCT/GB00/04790	WO 01/49300	Expired
	P03605PCT(EP)	Europe	Treatment of DNA viral infections	00981496.3	1242096	Granted
	P03605EP(GB)	GB	Treatment of DNA viral	00981496.3	1242096	Granted

Family	HLBBshaw file	Country	Title	Application Number	Publication/Patent Number	Status
			infections			
	P03605EP(IE)	Ireland	Treatment of DNA viral infections	00981496.3	1242096	Granted
	P03606PCT(JP)	Japan	Treatment of DNA viral infections	5496682001		Pending
	P03608PCT(US)	USA	Synergistic treatment of DNA viral infections	10/168,946	2003/049331	Withdrawn
	P5198PCT(US)CON	USA	Synergistic treatment of DNA viral infections	11/240,343	2006/029684	Continuation of P03608PCT(USA)
Loop diuretic, Thiazide diuretic and Sulphylurea	P02939GB	Great Britain	Antiviral treatment	0023199.3	2367242	Granted
	P03297PCT	PCT	Antiviral treatment	PCT/GB01/04206	WO 02/24207	Expired
	P03931PCT(EP)	Europe	Antiviral treatment	01967534.7	1322316	Pending
	P03932PCT(US)	USA	Antiviral treatment	10/380,886	2004/034016	Withdrawn

Family	HLBBshaw file	Country	Title	Application Number	Publication/Patent Number	Status
	P5227PCT(US)CON	USA	Antiviral treatment	11/337,872	2006/122174	Continuation of P03932PCT(US)
Ethanol solutions in the eye	P5156PCT	PCT	Ethanol solutions of medicaments	PCT/GB2005/001570	WO 2005/102351	Pending
Loop diuretic and cardiac glycoside in gel	P5073GB	Great Britain	Topical formulations	0517840.5		Pending
Loop diuretic and cardiac glycoside in a glue	P5095GB	Great Britain	Transdermal Active Principle Delivery	0517838.9		Pending
Low sodium/high potassium ICVT	P5141GB	Great Britain	DNA Viral Infections	0517835.5		Pending

Schedule 12.1.7:

Not applicable – none to be listed